News Release

August 12, 2009

Greer Bancshares Incorporated

1111 West Poinsett Street

Greer, SC 29650

For Immediate Release

For Additional Information

Contact: Ken Harper

Phone: (864) 848-5104

Greer Bancshares Incorporated Reports Second Quarter 2009 Earnings

GREER, SC --Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported net income of $3,616 before TARP-related costs of $158,984, resulting in net loss attributable to common shareholders of $(155,368), or $(0.06) per diluted share of common stock for the quarter ended June 30, 2009, compared to net income available to common shareholders of $257,274 or $0.10 per diluted share of common stock for the second quarter of 2008. In comparing the company's operating performance within this past quarter to the second quarter of 2008, we see results impacted by a narrower net interest margin, larger loan loss provisions and a substantial increase in FDIC insurance costs, as this agency called upon its member institutions to help replenish reserves needed to cover losses associated with failed institutions. Greer State Bank expenses relating to FDIC insurance premiums and assessments amounted to $328,000 in the second quarter of 2009, as compared to $49,275 in the second quarter of 2008. While the net interest margin steadily improved over the three months, our quarterly net interest margin of 2.69% is 19 basis points less than the 2.88% net interest margin in the second quarter of 2008. Lastly, the provision for loan losses of $1,370,426 in the quarter ended June 30, 2009 was significantly greater than the $454,690 loan loss provision in the same quarter of 2008, as effects of the current recession continued to impact certain assets within the Bank's loan portfolio.

For the first six months of 2009, the net loss attributable to common shareholders after TARP- related costs of $265,189 amounted to $(297,283) or $(0.12) per common share, which compared to net income of $1,075,883 or $0.43 per common share for the same six-month period in 2008.

Greer State Bank's asset base has increased by 9% over the past twelve months to $469.5 million as of 6/30/09, in comparison to total assets of $430.4 million at 6/30/08. Net loans outstanding as of 6/30/09 amounted to $304.3 million, up 6% over net loan totals as of 6/30/08, while total deposits increased by $12.4 million or 5% to $287.8 million. The allowance for loan losses amounted to 2.01% of loan outstandings as of 6/30/09.

Ken Harper, President and Chief Executive Officer reports: "Our day to day focus continues to be the management of those issues within our control and effectively dealing with those factors which are not, which primarily relate to consequences of the most difficult economic challenge of the past 100 years. Our provision for loan losses continue to be recorded based on the output of our allowance for loan losses model, which includes metrics for historical loss rates, loan grade migration and economic factors."

Harper concludes, "Because of our balance sheet positioning and diligence in terms of expense control, we look to emerge from this recession a stronger company, well-positioned to continue to support Greer and the surrounding communities of the Upstate."

Greer State Bank is now in its twenty-first year of operations and serves the greater Greer community with three branch offices and one loan production office, and a fourth branch office in the Taylors community. Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS.

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This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company's operating performance is subject to various risks and uncertainties including, without limitation:

  significant increases in competitive pressure in the banking and financial services industries;

  changes in the interest rate environment which could reduce anticipated or actual margins;

  changes in political conditions or the legislative or regulatory environment;

  the level of allowance for loan losses;

  the rate of delinquencies and amounts of charge-offs;

  the rates of loan growth;

  adverse changes in asset quality and resulting credit risk-related losses and expenses;

  general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

  changes occurring in business conditions and inflation;

  changes in technology;

  changes in monetary and tax policies;

  loss of consumer confidence and economic disruptions resulting from terrorist activities;

  changes in the securities markets; and

  other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release.